Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus of FSB Community Bankshares, Inc., constituting a part of the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission, and the Application for Approval of a Minority Stock Issuance on Form MHC-2 to be filed with the Office of Thrift Supervision, of our report dated March 13, 2007, relating to the consolidated financial statements of FSB Community Bankshares, Inc. which is included in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Syracuse, New York
March 15, 2007